Exhibit 10.3

CARMAX, INC.

NOTICE OF RESTRICTED STOCK UNIT GRANT

[Date]

Dear	:

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company. Accordingly, I am pleased to inform you that, as of                      (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Restricted Stock Units of the Company (the “Restricted Stock Units”) as set forth herein.

The Restricted Stock Units are subject to the provisions of the Plan. The Committee administers the Plan. The terms of the Plan are incorporated into this Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way. Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20     are available from the Company’s corporate secretary at (804) 747-0422.

Number of Restricted Stock Units:
Grant Date Fair Market Value:

A.	Vesting of Restricted Stock Units

Except as otherwise provided in this Notice of Grant, all the Restricted Stock Units will vest and become nonforfeitable on [THREE YEAR ANNIVERSARY DATE] (the “Specified Date”) or such earlier date as may be provided in this Notice of Grant or the Plan (collectively, the “Vesting Date”) provided you continue to be employed by the Company or one of its Subsidiaries from the Grant Date until the Vesting Date. No Restricted Stock Units may vest after the Specified Date and all unvested Restricted Stock Units on the Specified Date will terminate and be completely forfeited. If prior to any Vesting Date, your employment with the Company and its Subsidiaries terminates for any reason other than those described in Sections B.1 or B.2, then the Restricted Stock Units (and any related dividend equivalent rights) subject to this Notice of Grant shall terminate and be completely forfeited on the date of such termination of your employment. To the extent that you do not vest in any Restricted Stock Units, all interest in such units, the related shares of Company Stock, and any related dividend equivalent rights shall be forfeited. You shall have no right or interest in any Restricted Stock Unit or related share of Company Stock that is forfeited. Prior to payment, the Restricted Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

B.	Additional Vesting Provisions

1.	Death or Disability. If your employment by the Company or one of its Subsidiaries terminates because you die or become Disabled, all Restricted Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

2.	Retirement. If (a) your employment with the Company or one if its Subsidiaries terminates, (b) such termination is not for cause and not due to your death or Disability, and (c) as of the date of the termination you have: (i) attained 55 years of age and completed ten years or more of continuous employment with the Company or its Subsidiaries; (ii) attained 62 years of age and completed seven years or more of continuous employment with the Company or its Subsidiaries; or (iii) attained 65 years of age and completed five years or more of continuous employment with the Company or its Subsidiaries; then all Restricted Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

3.	Change of Control. In the event of a Change of Control, all Restricted Stock Units shall vest in accordance with the following: (a) 50% of your Restricted Stock Units shall vest effective upon the date of the Change of Control; and (b) 50% of your Restricted Stock Units shall vest effective upon the one-year anniversary of the date of the Change of Control. Notwithstanding the foregoing, in the event that any of your Restricted Stock Units would have vested sooner than the one-year anniversary of the date of the Change of Control (based upon the vesting schedule set forth in Section A hereof or any other terms or conditions affecting vesting rights contained herein), such sooner Vesting Date shall apply to such Restricted Stock Units.

C.	Payment for Restricted Stock Units

1.	Payment Schedule.

Payment for your Restricted Stock Units shall be made in cash upon the earliest to occur of the four payment dates set forth below (each, a “Payment Date”).

(a)	Specified Date

One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the Specified Date.

(b)	Separation from Service

One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon your “Separation from Service” (as defined in Code section 409A). In the event payment is made pursuant to your Separation from Service, such payment shall be made on the 60th day following your Separation from Service. Notwithstanding anything herein to the contrary, distributions may not be made to an individual who is a Key Employee (as defined below) as of his or her Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (the “Key Employee Delay Period”). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of the Key Employee Delay Period. For purposes of this award, Key Employee means an employee who, as of December 31st of a calendar year, meets the requirements of Code section 409A(a)(2)(B)(i) to be treated as a “specified employee” of the Company, i.e., a key employee (as defined in Code section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)). If you meet the criteria in the preceding sentence, you will be considered a Key Employee for purposes of the Plan and this award for the 12-month period commencing on the next following April 1.

(c)	Disability

One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon your Disability.

(d)	Change of Control

Upon the occurrence of an event that is both a “Change in Control Event” (as defined in Code section 409A(a)(2)(A)(v)) and a Change of Control, fifty percent (50%) of the Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid. Upon the one-year anniversary of the occurrence of an event that is both a Change in Control Event and a Change of Control, the remaining fifty percent (50%) of the Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid; provided, however, that if any of the events listed under headings (C)(1)(a), (b), or (c) above occurs after the occurrence of an event that is both a Change in Control Event and a Change of Control but before the one-year anniversary of the occurrence of an event that is both a Change in Control Event and a Change of Control, then the remaining fifty percent (50%) of the Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the earliest to occur of, and in accordance with, the events listed under headings (C)(1)(a), (b), or (c) above.

2.	Restrictions on Value. The value of each Restricted Stock Unit on the Payment Date(s) shall equal the Fair Market Value of a share of Company Stock, with certain exceptions as noted below. The value on the Payment Date of each Restricted Stock Unit shall not exceed two times, and shall not be less than .75 times, the Grant Date Fair Market Value of one share of Company Stock. Accordingly, on the Payment Date, the Company’s payment obligations shall not exceed $ [Insert 2 x Grant Date FMV] per Restricted Stock Unit, and shall not be less than $ [Insert .75 x Grant Date FMV] per Restricted Stock Unit.

3.	Expiration upon Payment. Upon each cash payment in accordance with this Notice of Grant, the portion of the Restricted Stock Units attributable to such payment shall be extinguished and such number of Restricted Stock Units will not be considered to be held by you for any purpose.

D.	No Shareholder Rights

The Restricted Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Restricted Stock Units.

E.	Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Restricted Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date. The dividend equivalent rights shall be converted into additional Restricted Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in cash when the payment for the corresponding Restricted Stock Unit is made. Such additional Restricted Stock Units shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Unit to which they relate.

F.	Tax Withholding

The Company or its Subsidiary may withhold from your Restricted Stock Units or payments under Section C the amount of taxes required by any federal, state, or local government to be withheld or otherwise deducted and paid with respect to the vesting and payment of your Restricted Stock Units (“Tax Withholdings”), including without limitation, the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. At its discretion, the Company or its Subsidiary may require you to reimburse it for any Tax Withholdings and withhold any payments, in whole or in part, until the Company or its Subsidiary is so reimbursed. The Company or its Subsidiary shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company or its Subsidiary to you, including from your wages or commissions, an amount equal to any Tax Withholdings. The Company or its Subsidiary shall report the payment of any Tax Withholdings and other related information to the appropriate governmental agencies as required under applicable laws.

G.	Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Restricted Stock Units, the Grant Date Fair Market Value, and the Payment Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Stock Units that existed immediately before the change.

H.	Miscellaneous

The grant of these Restricted Stock Units does not obligate the Company or any of its Subsidiaries to continue your employment. The Committee shall have the authority to interpret and administer this Notice of Grant.

I.	409A Compliance

The Restricted Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

J.	Acceptance

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way. You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,

[Name, Title]

ACCEPTED:

Signature

Printed Name	Employee ID Number

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